Exhibit 99.1

Susquehanna Bancshares, Inc. Announces First Quarter 2011 Results

LITITZ, Pa.--(BUSINESS WIRE)--April 27, 2011--Susquehanna Bancshares, Inc. (Susquehanna) (NASDAQ: SUSQ) today announced net income applicable to common shareholders for the first quarter ended March 31, 2011 was $9.8 million, or $0.08 per diluted share, compared to $3.3 million for the first quarter of 2010, or $0.04 per diluted share.

“We made strides in several key areas during the first quarter,” said William J. Reuter, Susquehanna Bancshares Chairman and Chief Executive Officer. “Core deposits were up, and we achieved growth in consumer lending, leases and residential real estate lending, compared to fourth-quarter 2010.”

“The slow rate of economic recovery put pressure on the pace of improvement in credit quality, but troubled debt restructurings were down almost 32% from fourth-quarter 2010 to first-quarter 2011,” Reuter said. “The results for the quarter, combined with the fact that we ended our participation in the U.S. Treasury’s Capital Purchase Program, positioned us to increase our dividend. This was the first step in what we expect to be a gradual increase toward a more normalized dividend rate.”

First Quarter Financial Results:

  Net loans and leases decreased 4% to $9.6 billion from March 31, 2010.
    Consumer loans increased 23% from March 31, 2010.
    Real estate secured - residential loans increased 3% from March 31, 2010.
    Real estate secured - commercial loans decreased 2% from March 31, 2010.
    Leases decreased 8% from March 31, 2010.
    Commercial loans decreased 9% from March 31, 2010.
    Real estate - construction loans decreased 24% from March 31, 2010.
  Total deposits were flat at $9.3 billion compared to March 31, 2010.
    Non-interest-bearing demand deposits increased 8% from March 31, 2010.
    Interest-bearing demand deposits increased 6% from March 31, 2010.
    Savings deposits increased 3% from March 31, 2010.
    Time deposits decreased 9% from March 31, 2010.
  Net interest margin decreased 17 basis points to 3.63% compared to 3.80% for the first quarter of 2010.

  Net charge-offs as a percentage of average loans and leases for the quarter ended March 31, 2011 was 1.42% compared to 1.56% for the first quarter of 2010. Non-performing assets as a percentage of loans, leases and foreclosed real estate was 2.49% at March 31, 2011 compared to 2.69% at March 31, 2010. The provision for loan losses for the quarter ended March 31, 2011 was $35 million, compared to $45 million for the quarter ended March 31, 2010.
  Common equity was $2.0 billion, or $15.38 per common share, at March 31, 2011 compared to $2.0 billion, or $15.47 per common share, at March 31, 2010.
  Susquehanna’s regulatory capital ratios are as follows:

	At March 31, 2011	Well-Capitalized Threshold
Tangible Common Ratio(1)	7.68%	N/A
Tier 1 Common Ratio	9.67%	N/A
Leverage Ratio	10.34%	5.0%
Tier 1 Capital Ratio	12.75%	6.0%
Total Risk-Based Capital Ratio	14.83%	10.0%

  Return on average assets and average tangible equity(2) for the first quarter ended March 31, 2011 finished at 0.28% and 4.86%, respectively. This compared to results of 0.22% and 3.80% for the same measurements, respectively, for the first quarter of 2010.

(1) Includes deferred tax liability associated with intangibles of $41.8 million.

(2)A non-GAAP-based financial measure. The most comparable GAAP-based measurement for return on average tangible equity is return on average equity. A reconciliation of the differences between non-GAAP-based and GAAP-based measurements can be found at the end of this release under the heading "Supplemental Reporting of Non-GAAP-Based Financial Measures."

Linked Quarter Results (First Quarter 2011 vs. Fourth Quarter 2010)

  Net loans and leases were flat at $9.6 billion compared to December 31, 2010.
    Consumer loans increased 4% from December 31, 2010.
    Leases increased 2% from December 31, 2010.
    Real estate secured – residential loans increased 1% from December 31, 2010.
    Real estate secured – commercial loans were flat compared to December 31, 2010.
    Commercial loans decreased 1% from December 31, 2010.
    Real estate construction loans decreased 6% from December 31, 2010.
  Total deposits increased 1% to $9.3 billion from December 31, 2010.
    Interest-bearing demand deposits increased 1% from December 31, 2010.
    Savings deposits increased 4% from December 31, 2010.
    Non-interest bearing demand deposits increased 1% from December 31, 2010.
    Time deposits increased 1% from December 31, 2010.

  Net interest margin increased 2 basis points to 3.63% compared to the fourth quarter of 2010.
  Net charge-offs as a percentage of average loans and leases remained flat at 1.42% compared to the fourth quarter of 2010. Non-performing assets as a percentage of loans, leases and foreclosed real estate owned increased 26 basis points from December 31, 2010 to 2.49% at March 31, 2011.

Additional Activity:

  During the first quarter, Susquehanna paid $5.3 million to repurchase the warrant that had been issued to the U.S. Treasury in conjunction with the TARP Capital Purchase Program. The warrant had entitled the Treasury to purchase three million shares of Susquehanna common stock. By repurchasing the warrant, Susquehanna concluded its participation in the Troubled Asset Relief Program and eliminated the potential for dilution resulting from exercise of the warrant.
  On April 20, 2011, Susquehanna’s Board of Directors declared a second-quarter dividend of $0.02 per common share, payable May 20, 2011 to shareholders of record as of May 3, 2011. This represents an increase from the first-quarter dividend of $0.01 per share.
  Susquehanna Bank was the highest rated commercial bank in the Mid-Atlantic region in J.D. Power and Associates 2011 U.S. Retail Banking Satisfaction StudySM. The study measures customer satisfaction with various factors of the retail banking experience, including account information, facilities, product offerings and problem resolution.

Susquehanna will broadcast its first quarter 2011 results conference call over the Internet on April 28, 2011 at 11:00 a.m. Eastern time. The conference call will include management’s discussion of first quarter 2011 results. The discussion may also include forward-looking information and financial goals. Investors will have the opportunity to listen to the conference call through a live broadcast on Susquehanna’s Web site. The event may be accessed by selecting "Investor Relations" near the top right of the home page then “Overview” and clicking on the first quarter webcast link. To listen to the live call, please go to the Web site at least fifteen minutes prior to the scheduled start time to download and install any necessary audio software. For those who are unable to listen to the live broadcast, an archived replay and podcast will be available on the Web site shortly after the call concludes.

Susquehanna is a financial services holding company with assets of approximately $14 billion. Headquartered in Lititz, Pa., Susquehanna provides banking and financial services at more than 220 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $6.5 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

This press release contains certain financial information determined by methods other than in accordance with GAAP. Susquehanna’s management uses these non-GAAP measures in its analysis of the company’s performance. These non-GAAP financial measures require management to make judgments about the exclusion of certain items, and if different judgments were made, the amounts reported would be different. These measures typically exclude the effects of intangibles and related amortization and include the tax benefit associated with revenue items that are tax-exempt. Disclosures regarding these non-GAAP financial measures are included in the accompanying financial information.

The presentation of these non-GAAP financial measures is intended to supplement investors’ understanding of Susquehanna’s core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. In particular, this release includes a forward-looking statement regarding Susquehanna's dividend rate. This statement is subject to certain risks and uncertainties including risks relating to changes in the general economic climate, unforeseen action taken by regulators and the other risks set forth in Susquehanna's filings with the Securities and Exchange Commission. Susquehanna encourages readers of this release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Forward-looking statements speak only as of the date they are made. Susquehanna does not intend to update publicly any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events except as required by law.

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

SUMMARY FINANCIAL INFORMATION
(Dollars in thousands, except per common share data)

	1Q11	1Q10
Balance Sheet (EOP)
Investments	$2,479,580	$1,778,804
Loans and leases	9,607,998	9,961,666
Allowance for loan & lease losses (ALLL)	193,233	178,819
Total assets	13,951,525	13,779,916
Deposits	9,280,857	9,312,292
Short-term borrowings	609,284	277,205
Federal Home Loan Bank borrowings	1,091,125	898,244
Other long-term debt	694,398	730,896
Shareholders' equity	1,999,492	2,298,207

Stated book value per common share	15.38	15.47
Tangible book value per common share	7.31	7.30

Average Balance Sheet
Investments	$2,477,775	$1,842,376
Loans and leases	9,584,098	9,993,835
Total earning assets	12,141,223	11,917,149
Total assets	13,965,750	13,803,972
Deposits	9,242,855	9,068,714
Other short-term borrowings	747,763	817,394
FHLB borrowings	1,100,358	975,745
Other long-term debt	700,526	694,204
Shareholders' equity	1,983,560	2,026,751

Income Statement
Net interest income	$105,023	$108,291
Provision for loan and lease losses	35,000	45,000
Noninterest income	37,467	38,682
Noninterest expense	95,883	94,304
Income before taxes	11,607	7,669
Provision for income taxes	1,846	166
Net income	9,761	7,503
Net income available to common shareholders	9,761	3,315
Basic earnings per common share	0.08	0.04
Diluted earnings per common share	0.08	0.04
Cash dividends paid per common share	0.01	0.01

Asset Quality
Net charge-offs (NCOs)	$33,601	$38,549

Nonaccrual loans & leases	$212,941	$247,663
Foreclosed real estate	26,739	20,697
Total nonperforming assets (NPAs)	$239,680	$268,360

Restructured loans	$78,459	$55,038
Loans & leases 90 days past due	10,278	20,412

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

RATIO ANALYSIS	1Q11	1Q10

Credit Quality
NCOs / Average loans & leases	1.42%	1.56%
NPAs / Loans & leases + foreclosed real estate	2.49%	2.69%
ALLL / Nonaccrual loans & leases	90.74%	72.20%
ALLL / Total loans & leases	2.01%	1.80%

Capital Adequacy
Equity / Assets	14.33%	16.68%
Long-term debt / Equity	34.73%	31.80%

Profitability
Return on average assets	0.28%	0.22%
Return on average equity	2.00%	1.50%
Return on average tangible equity (1)	4.86%	3.80%
Net interest margin	3.63%	3.80%
Efficiency ratio	65.64%	62.72%

(1)Supplemental Reporting of Non-GAAP-based Financial Measures-Return on average tangible equity

Return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is return on average equity which is calculated using GAAP-based amounts. We calculate return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from our calculation of return on average equity. Management uses the return on average tangible equity in order to review our core operating results. Management believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average equity to return on average tangible equity is set forth below.

	1Q11	1Q10
Return on average equity (GAAP basis)	2.00%	1.50%
Effect of excluding average intangible assets and related amortization	2.86%	2.30%
Return on average tangible equity	4.86%	3.80%

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,	March 31,
	2011	2010	2010
	(in thousands, except share data)
Assets
Cash and due from banks	$191,207	$200,646	$318,678
Unrestricted short-term investments	24,635	52,252	69,718
Cash and cash equivalents	215,842	252,898	388,396
Interest-bearing deposits held by consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities	5,168	7,260	7,631
Restricted short-term investments	28,260	34,435	100
Securities available for sale	2,470,969	2,408,943	1,769,939
Securities held to maturity (fair values approximate $8,611, $8,668, and $8,865)	8,611	8,668	8,865
Loans and leases, net of unearned income	9,397,786	9,417,801	9,721,583
Loans held by consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities	210,212	215,396	240,083
Less: Allowance for loan and lease losses	193,233	191,834	178,819
Net loans and leases	9,414,765	9,441,363	9,782,847
Premises and equipment, net	165,747	165,557	164,691
Other real estate owned	28,212	19,962	20,697
Accrued income receivable	36,741	36,121	36,700
Bank-owned life insurance	360,312	359,579	356,480
Goodwill	1,018,031	1,018,031	1,018,031
Intangible assets with finite lives	31,912	34,076	41,130
Other assets	166,955	167,192	184,409
Total assets	$13,951,525	$13,954,085	$13,779,916

Liabilities and Shareholders' Equity
Deposits:
Demand	$1,387,130	$1,372,235	$1,287,303
Interest-bearing demand	3,669,322	3,646,714	3,472,338
Savings	798,979	767,852	772,794
Time	2,074,648	2,168,503	2,473,863
Time of $100 or more	1,350,778	1,235,903	1,305,994
Total deposits	9,280,857	9,191,207	9,312,292
Federal Home Loan Bank short-term borrowings	375,000	300,000	0
Other short-term borrowings	609,284	770,623	277,205
Federal Home Loan Bank long-term borrowings	716,125	801,620	898,244
Other long-term debt	176,036	176,038	176,045
Junior subordinated debentures	323,030	322,880	322,469
Long-term debt of consolidated variable interest entities for which creditors do not have recourse to Susquehanna's general credit	195,332	207,036	232,382
Accrued interest, taxes, and expenses payable	47,703	46,449	46,414
Deferred taxes	39,906	33,729	74,298
Other liabilities	188,760	119,701	142,360
Total liabilities	11,952,033	11,969,283	11,481,709

Shareholders' equity:
Preferred stock, $1,000 liquidation value, 5,000,000 shares authorized. Outstanding: 0 at March 31, 2011 and December 31, 2010 and 300,000 at March 31, 2010	0	0	292,797
Common stock, $2.00 par value, 200,000,000 shares authorized. Issued: 129,975,635 at March 31, 2011; 129,965,635 at December 31, 2010; and 129,645,084 at March 31, 2010	259,951	259,931	259,290
Treasury stock, at cost. 2,527 at March 31, 2011 and 0 at December 31, 2010 and March 31, 2010	(24)	0	0
Additional paid-in capital	1,295,979	1,301,042	1,298,934
Retained earnings	490,425	481,964	474,811
Accumulated other comprehensive loss, net of taxes of $26,109; $32,526; and $14,875, respectively	(46,839)	(58,135)	(27,625)
Total shareholders' equity	1,999,492	1,984,802	2,298,207
Total liabilities and shareholders' equity	$13,951,525	$13,954,085	$13,779,916

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Three Months Ended
	March 31,
	2011	2010
	(in thousands, except per share data)
Interest Income:
Loans and leases, including fees	$126,799	$136,229
Securities:
Taxable	15,681	14,029
Tax-exempt	3,951	3,690
Dividends	1,022	974
Short-term investments	28	34
Total interest income	147,481	154,956
Interest Expense:
Deposits:
Interest-bearing demand and savings	5,812	5,711
Time	15,181	22,722
Federal Home Loan Bank short-term borrowings	2,308	38
Other short-term borrowings	1,897	758
Federal Home Loan Bank long-term borrowings	8,084	9,597
Other long-term debt	9,176	7,839
Total interest expense	42,458	46,665
Net interest income	105,023	108,291
Provision for loan and lease losses	35,000	45,000
Net interest income, after provision for loan and lease losses	70,023	63,291
Noninterest Income:
Service charges on deposit accounts	7,756	8,069
Vehicle origination and servicing fees	1,904	1,597
Asset management fees	7,161	7,113
Income from fiduciary-related activities	1,834	1,805
Commissions on brokerage, life insurance and annuity sales	2,255	1,661
Commissions on property and casualty insurance sales	3,985	3,403
Other commissions and fees	5,987	5,498
Income from bank-owned life insurance	1,106	1,290
Net gain on sale of loans and leases	4,051	1,967
Net realized gain on sales of securities	1,869	6,593
Total other-than-temporary impairment, net of recoveries	(2,372)	(557)
Portion of loss recognized in other comprehensive income (before taxes)	140	0
Net impairment losses recognized in earnings	(2,232)	(557)
Other	1,791	243
Total noninterest income	37,467	38,682
Noninterest Expenses:
Salaries and employee benefits	50,992	48,134
Occupancy	9,655	9,841
Furniture and equipment	3,066	3,678
Advertising and marketing	2,347	2,781
FDIC insurance	3,381	4,209
Legal fees	2,594	1,764
Amortization of intangible assets	2,163	2,383
Vehicle lease disposal	2,437	3,328
Other	19,248	18,186
Total noninterest expenses	95,883	94,304
Income before income taxes	11,607	7,669
Provision for income taxes	1,846	166
Net Income	9,761	7,503
Preferred stock dividends and accretion	0	4,188
Net Income Available to Common Shareholders	$9,761	$3,315
Earnings per common share:
Basic	$0.08	$0.04
Diluted	$0.08	$0.04
Cash dividends per common share	$0.01	$0.01
Average common shares outstanding:
Basic	129,727	94,591
Diluted	129,796	94,609

Susquehanna Bancshares, Inc.
P.O. Box 1000
Lititz, PA 17543

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

Interest rates and interest differential-taxable equivalent basis

	For the Three-month Period Ended			For the Three-month Period Ended
	March 31, 2011			March 31, 2010
	Average			Average
(Dollars in thousands)	Balance	Interest	Rate (%)	Balance	Interest	Rate (%)
Assets
Short-term investments	$79,350	$28	0.14	$80,938	$34	0.17
Investment securities:
Taxable	2,079,482	16,703	3.26	1,498,905	15,003	4.06
Tax-advantaged	398,293	6,078	6.19	343,471	5,677	6.70
Total investment securities	2,477,775	22,781	3.73	1,842,376	20,680	4.55
Loans and leases, (net):
Taxable	9,291,685	124,108	5.42	9,735,566	133,628	5.57
Tax-advantaged	292,413	4,141	5.74	258,269	4,002	6.28
Total loans and leases	9,584,098	128,249	5.43	9,993,835	137,630	5.59

Total interest-earning assets	12,141,223	151,058	5.05	11,917,149	158,344	5.39
Allowance for loan and lease losses	(191,213)			(174,890)
Other non-earning assets	2,015,740			2,061,713

Total assets	$13,965,750			$13,803,972

Liabilities
Deposits:
Interest-bearing demand	$3,686,930	5,519	0.61	$3,353,579	5,425	0.66
Savings	780,484	293	0.15	750,932	286	0.15
Time	3,435,868	15,181	1.79	3,740,414	22,722	2.46
Short-term borrowings	747,763	1,897	1.03	817,394	758	0.38
FHLB borrowings	1,100,358	10,392	3.83	975,745	9,635	4.00
Long-term debt	700,526	9,176	5.31	694,204	7,839	4.58

Total interest-bearing liabilities	10,451,929	42,458	1.65	10,332,268	46,665	1.83
Demand deposits	1,339,573			1,223,789
Other liabilities	190,688			221,164

Total liabilities	11,982,190			11,777,221

Equity	1,983,560			2,026,751

Total liabilities & shareholders' equity	$13,965,750			$13,803,972

Net interest income / yield on average earning assets		$108,600	3.63		$111,679	3.80

1.	Average loan balances include non accrual loans.
2.	Tax-exempt income has been adjusted to a tax-equivalent basis using a marginal tax rate of 35%.
3.

For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

Susquehanna Bancshares, Inc.
Loans and Leases
(Dollars in thousands)

	Total Loans and Leases
	03/31/11		12/31/10		03/31/10
Commercial, financial, and agricultural	$1,798,986		$1,816,519		$1,972,147
Real estate - construction	824,680		877,223		1,083,596
Real estate secured - residential	2,689,467		2,666,692		2,618,257
Real estate secured - commercial	2,984,262		2,998,176		3,035,248
Consumer	626,504		603,084		507,413
Leases	684,099		671,503		745,005
Total loans and leases	$9,607,998		$9,633,197		$9,961,666

	Nonaccrual Loans and Leases
	03/31/11	12/31/10	09/30/10	06/30/10	03/31/10
Commercial, financial, and agricultural	$19,972	$20,012	$22,522	$24,917	$23,009
Real estate - construction	56,446	57,779	76,418	89,476	97,234
Real estate secured - residential	55,930	50,973	47,564	48,213	52,749
Real estate secured - commercial	77,533	65,313	77,858	70,785	70,635
Consumer	0	1	2	4	24
Leases	3,060	2,817	3,054	3,983	4,012
Total nonaccrual loans and leases	$212,941	$196,895	$227,418	$237,378	$247,663

	Restructured Loans
	03/31/11	12/31/10	09/30/10	06/30/10	03/31/10
Commercial, financial, and agricultural	$14,999	$15,877	$14,796	$15,391	$15,042
Real estate - construction	298	6,125	4,847	4,149	3,792
Real estate secured - residential	9,363	11,300	20,236	7,625	5,419
Real estate secured - commercial	53,799	81,034	78,692	51,823	30,785
Consumer	0	230	827	607	0
Total restructured loans	$78,459	$114,566	$119,398	$79,595	$55,038

	Net Charge-offs
	1Q 2011	4Q 2010	3Q 2010	2Q 2010	1Q 2010
Commercial, financial, and agricultural	$3,700	$2,335	$4,298	$7,701	$3,792
Real estate - construction	8,154	20,607	15,017	11,798	11,313
Real estate secured - residential	3,803	5,477	3,117	3,062	5,983
Real estate secured - commercial	14,442	4,132	10,149	10,531	14,530
Consumer	2,079	366	451	771	622
Leases	1,423	1,364	1,648	2,161	2,309
Total net charge-offs	$33,601	$34,281	$34,680	$36,024	$38,549

CONTACT:
Susquehanna Bancshares, Inc.
Abram G. Koser, Vice President, Investor Relations
(717) 625-6305
ir@susquehanna.net